Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Catheter Precision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c)	12,859,716 (1)	$0.29055(2)	$(2)	0.00015310	$572.04
	Total Offering Amounts				$3,736,390.48	0.00015310	$572.04
	Total Fee Offsets						----
	Net Fee Due						$572.04

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Catheter Precision, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of $0.29, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange American on May 19, 2025.